Exhibit 5.1

LUCOSKY BROOKMAN LLP
November 16, 2022	101 Wood Avenue South 5th floor Woodbridge, NJ 08830 T - (732) 395-4400 F - (732) 395-4401

Curative Biotechnology, Inc. 1825 NW Corporate Blvd, Suite 110 Boca Raton, FL 33431	111 Broadway Suite 807 New York, NY 10006
T - (212) 332-8160 F - (212) 332-8161

www.lucbro.com

Re:	Amendment No. 1 to Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you, Curative Biotechnology, Inc., a Florida corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (File No. 333-268194) (the “Registration Statement”) with respect to the registration of (i) 1,333,333 Units (the “Units”), with each Unit consisting of one share of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), and one warrant to purchase one share of Common Stock (the “Warrant”) at an exercise price equal to 150% of the public offering price of the Units; (ii) Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”); (iii) up to 199,999 shares of Common Stock, purchased pursuant to over-allotments, if any (the “Over Allotment Shares”); (iv) up to 199,999 Warrants to purchase 199,999 shares of Common Stock, issued pursuant to over-allotments, if any (the “Over-Allotment Warrants”); (v) up to 199,999 shares of Common Stock underlying the Over-Allotment Warrants (the “Underlying Over-Allotment Warrant Shares”); (vi) up to 66,667 warrants to purchase 66,667 shares of Common Stock, issued to the representative of the underwriter (the “Representative Warrants”); and (vii) up to 66,667 shares of Common Stock underlying the Representative Warrants (the “Representative Warrant Shares”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Articles of Incorporation of the Company, as amended to date, (b) Bylaws of the Company, as amended to date, and (c) the Registration Statement and all exhibits thereto including the prospectus (the “Prospectus”) that is part of the Registration Statement. In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and its representatives and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that: (i) the shares of Common Stock included in the Units, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable; (ii) the Warrants included in the Units, when issued as set forth in the Registration Statement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; (iii) the Warrant Shares, when issued upon exercise of the Warrants against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable; (iv) the Units, when issued against payment thereof as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable, and will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; (v) the Over-Allotment Shares, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable; (vi) the Over-Allotment Warrants, when issued as set forth in the Registration Statement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; (vii) the Underlying Over-Allotment Warrant Shares when issued upon exercise of the Over-Allotment Warrants against payment therefor as set forth in the Registration Statement will be validly issued, fully paid and non-assessable; (viii) the Representative Warrants, when issued as set forth in the Registration Statement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (ix) the Representative Warrant Shares when issued upon exercise of the Representative Warrants against payment therefor as set forth in the Registration Statement will be validly issued, fully paid and non-assessable

Our opinion is limited to the federal laws of the United States and the Florida Business Corporation Act. We express no opinion as to the effect of the law of any other jurisdiction. This opinion letter is limited to the laws in effect as of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the public offering contemplated by the Registration Statement.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name as it appears in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP